EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zix Corporation 2003 Stock Compensation Plan of our report dated March 5, 2003, with respect to the consolidated financial statements of Zix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Dallas, Texas August 4, 2003	/s/ Ernst & Young LLP